EXHIBIT 99.1

TBA ENTERTAINMENT CORPORATION ANNOUNCES
FINAL DETERMINATION OF MERGER CONSIDERATION

Nashville, Tenn. (June 11, 2004) — TBA Entertainment Corporation (AMEX:TBA) announced today that the merger consideration to be paid to TBA stockholders as a result of TBA’s proposed merger with a company controlled by Irving Azoff, Robert Geddes and JHW Greentree Capital, L.P. will be approximately $0.68 in cash for each share of TBA common stock and approximately $0.71 in cash for each share of TBA preferred stock. There will be no decrease in the merger consideration described in the proxy statement mailed to TBA stockholders on May 22, 2004, because transaction expenses incurred to date and anticipated to be incurred through the effective date of the merger will not exceed the maximum transaction expenses which TBA may incur without a reduction in the merger consideration as provided in the merger agreement.

Accordingly, if the merger is approved by the TBA common stockholders and the merger is completed, each share of TBA common stock and TBA preferred stock that is outstanding immediately prior to the effective time of the merger, other than shares held by stockholders who are entitled to and who have properly exercised their dissenter’s rights, will be exchanged for the right to receive the consideration described above. The Board of Directors of TBA has called a special meeting of the common stockholders of TBA to be held at Hilton Suites Nashville Downtown, located at 121 Fourth Avenue South, Nashville, Tennessee 37201, on Friday, June 25, 2004, at 10:00 a.m. local time. At the special meeting, the stockholders will be asked to consider and vote on the proposal to approve the merger.

TBA produces live events that communicate messages and create brand marketing experiences for global corporations. These events include corporate business meetings, product launches, consumer marketing programs, sponsored music tours, entertainment programming for fairs, festivals and special events and management services for some of today’s leading musical artists and performers.

For more information, please contact:

Bryan J. Cusworth
TBA Entertainment Corporation
(818) 728-2616
bcusworth@tbaent.com